EXHIBIT 99.1 – Banco Santander, S.A. Deferred Multiyear
Objectives Variable Remuneration Plan (Cycle VIII)

REGULATIONS FOR THE EIGHTH CYCLE OF THE DEFERRED MULTIYEAR OBJECTIVES VARIABLE
REMUNERATION PLAN

1. INTRODUCTION

Following a proposal by the remuneration committee, these regulations (the "Regulations") were approved by the board of Banco Santander, S.A. ("Banco Santander" or the "Bank") at its meeting held on 28 November 2023, and entail the approval of the Eighth Cycle of the Deferred Multiyear Objectives Variable Remuneration Plan, in relation to those beneficiaries of that eighth cycle who are not executive directors of the Bank (hereinafter, the "Deferred Multiyear Objectives Variable Remuneration Plan", the “Plan” or the “Eight Cycle of the Deferred Multiyear Objectives Variable Remuneration Plan”) as part of the 2023 Variable Remuneration Policy.1

In cases where, due to the application of local ruling, the contents of the Regulations need to be modified or supplemented, the respective bodies of the institutions have adopted or shall adopt the necessary resolutions. Parties affected by the regulations resulting from such resolutions (in each case, the "Supplementary Regulations") shall be notified as appropriate.

Consequently and in relation to the beneficiaries that are not executive directors of the Bank, the Deferred Multiyear Objectives Variable Remuneration Plan is governed by the resolutions of the board of directors of the Bank, by the Regulations, and by the Supplementary Regulations where appropriate.

For the purposes of these Regulations, the Santander Group is understood as the group composed at any time of Banco Santander and any of its fully consolidated entities.

The executive directors of the Bank are also beneficiaries of the Plan, although in relation to them, it will be governed by resolution Six D approved by the general shareholders’ meeting held on 31 March 2023, by the resolutions of the board of directors approved on 23 February 2023 and by the Regulations for the Eighth Cycle of the Deferred Multiyear Objectives Variable Remuneration Plan for Executive Directors.

2. SUBJECTIVE SCOPE AND PURPOSE

The Eighth Cycle of the Deferred Multiyear Objectives Variable Remuneration Plan shall be applied in connection with the variable remuneration (hereinafter, the “Award”)2 with respect to 2023 for Group Promontorio executives (hereinafter, the “Beneficiaries”), all of them

1 Terms in upper case that are not defined in these Regulations shall have the meaning ascribed to them in the abovementioned resolution of the board of directors.

2 For the purposes of these Regulations, the term "Award" refers to the variable remuneration conferred to an individual during financial year 2023 for the corresponding period he/she has been considered Identified Staff. It also includes any extraordinary variable remuneration that may, where applicable, be granted to certain Beneficiaries in respect of such period and be subject to the terms of these Regulations, as adapted in each case.

belonging to the “Identified Staff” or “Material Risk Takers” (that is, to categories of staff whose professional activities have a material impact on the risk profile of the institution in accordance with section 32.1 of Law 10/2014 of 26 June on the organisation, supervision and solvency of financial institutions and its supplementary regulations3). Identification of employees forming part of the "Identified Staff" and of the Plan’s Beneficiaries is the task of the Human Resources' corporate division, pursuant to the policy approved by Banco Santander’s board to this end.

The purpose of this eighth cycle of the Plan is (a) to defer a portion of Award over a period of four or five years,4 depending on the category to which the Beneficiary belongs, subject to the non-occurrence of certain circumstances, (b) in turn, to link a portion of such amount to the performance of the Bank over a multiyear period. Payments under this eighth cycle of the Plan will be made 50% in cash and 50% in instruments (Banco Santander shares and, if applicable, options on Banco Santander shares), all in accordance with the rules approved for this purpose by the Bank's board.

To the extent possible, when (i) the gross sum of total annual variable remuneration is lower than 50,000 euros and (ii) does not represent more than one third of the Beneficiary's total annual remuneration, payment of such remuneration will occur immediately and fully in cash.

It is hereby stated for the record that the executive directors of Banco Santander are also beneficiaries of this Plan. However, the application of the Plan thereto is governed by another regulation also approved by the board (the "REGULATION OF THE EIGHTH CYCLE OF THE DEFERRED MULTIYEAR OBJECTIVES VARIABLE REMUNERATION PLAN OF THE EXECUTIVE DIRECTORS"). Therefore, references in these Regulations to "Beneficiaries" do not include executive directors unless expressly so stated.

3. SETTING THE AWARD

The maximum amount of the 2023 Award for each Beneficiary will be set based on their reference or objective award and taking into account the additional quantitative metrics and qualitative factors stipulated.

In any case, the variable components of the total remuneration that may be awarded to each Beneficiary in respect of the financial year 2023 may not exceed 100% of the fixed portion of their remuneration, or 200% for those Beneficiaries stated in the resolution approved by the general meeting on 31 March 2023 under item Six C of the agenda.

3 Commission Delegated Regulation (EU) No 2021/923 of 25 March 2021 supplementing Directive 2013/36/EU of the European Parliament and of the Council with regard to regulatory technical standards setting out the criteria to define managerial responsibility, control functions, material business units and a significant impact on a material business unit’s risk profile, and setting out criteria for identifying staff members or categories of staff whose professional activities have an impact on the institution’s risk profile that is comparably as material as that of staff members or categories of staff referred to in Article 92(3) of that Directive. Likewise, the determination of the Identified Staff takes into account the Group’s Identified Staff identification policy and procedure, as well as any other regulatory or corporate criteria applicable in a given country.

4 In certain countries, the deferral period may be different to comply with applicable local regulations or with the requirements of the competent authority in each case.

The status of Beneficiary and the maximum amount of Award that the Beneficiary is eligible to receive, in accordance with these Regulations and their Supplementary Regulations, shall be individually notified.

The potential delivery of a particular percentage of the maximum amount of Award shall be deferred for 4 or 5 years,5 in accordance with the group the Beneficiary belongs to (as detailed in section 4 below). In turn, the accrual of a portion of such deferred amounts -in particular, the third and fourth annuity and, where applicable, fifth (the “Deferred Portion Subject to Objectives”)- is subject to the compliance of certain objectives referring to the 2023-2025 period (the “Multiyear Objectives”) and to the metrics and scales associated with such Multiyear Objectives, as described below. Once ended the 2025 financial year, the board will be able to set, following a proposal by the remuneration committee, the maximum amount of each annual payment of the Deferred Portion Subject to the Objectives.

Multiyear Objectives, metrics and compliance scales:

A.	Achievement of the return on tangible equity (“RoTE”) target of the Bank in 2025. The RoTE coefficient corresponding to this target will be obtained from the following table:

RoTE in 2025
(%)	RoTE Coefficient
≥ 17%	1.5
≥ 14% but < 17%	0 – 1.5A
< 14%	0
A.	Straight-line increase in RoTE Coefficient based on the specific percentage of RoTE in 2025, within this bracket of the scale.

B.	Relative performance of the Bank’s TSR for the 2023-2025 period compared to the weighted TSRs of a peer group of 9 credit institutions.

For these purposes:

-	“TSR” means the difference (expressed as a percentage) between the final value of an investment in ordinary shares of the Bank and the initial value of that investment, taking into account that for the calculation of such final value, dividends or other similar items received by the shareholder due to such investment during the corresponding period of time will be considered as if they had been invested in more shares of the same class on the first date on which the dividend or similar item is payable to the shareholders and at the average weighted listing price on said date. To calculate TSR, the average weighted daily volume of the average weighted listing prices for the fifteen trading sessions prior to 1 January 2023 (excluded) (for the calculation of the initial value) and for the fifteen trading sessions prior to 1 January 2026 (excluded) (for the calculation of the final value) will be taken into account.
-	“Peer Group” means the group made up of the following 9 financial institutions: BBVA, BNP Paribas, Citi, Crédit Agricole, HSBC, ING, Itaú, Scotiabank and Unicredit.

5 In certain countries, the deferral period may be different to comply with applicable local regulations or with the requirements of the competent authority in each case.

For this TSR metric, the following achievement scale is established:

TSR Position of the Bank	TSR Coefficient
Achievement of percentile 100	1.5
Between percentiles 75 and 100 (not including the latter)	1 – 1.5A
Between percentiles 40 and 75 (not including the latter)	0.5 – 1A
Below percentile 40	0
A.	Proportional increase in TSR coefficient according to the number of positions moved up in the ranking within this bracket of the scale.

C.	Level of Group progress on the Responsible banking actions lines and associated targets, measured through the following metrics related to environmental, social and corporate governance (ESG) matters:

i.	Target regarding women in management positions at the Promontorio, Faro and Solaruco corporate segments at year-end 2025:

% of women in management positions B	Coefficient 1
≥ 36%	1.25
≥ 35% but < 36%	1 – 1.25A
≥ 29.3% but < 35%	0 – 1A
< 29.3%	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	The executives include the three top corporate segments and represent approximately 1% of the total payroll.

ii.	Target regarding financial inclusion between 2019 and 2024:

Financial inclusion B (millions)	Coefficient 2
≥ 6	1.25
≥ 5 but < 6	1 – 1.25A
≥ 3 but < 5	0 – 1A
< 3	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	Banking proposals for unbanked and underbanked regarding access to basic financial services (i.e.: cash-in/cash-out services in 1remote locations) or tailored finance (i.e.: for micro-entrepreneurs to set up or grow a business or customers in financial distress).

iii.	Green financing and socially responsible investment target, which will be measured in turn based on compliance with the following two metrics, the first being weighted 70% and the second 30% for purposes of measuring this target (and, thus, the Coefficient 3 as detailed below):

Green financing between 2019 and 2025 B (billions of euros)	Subcoefficient α
≥ 240	1.25
≥ 220 but < 240	1 – 1.25A
≥ 160 but < 220	0 – 1A
< 160	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	Grupo Santander's contribution to green business: SCIB, Retail & Commercial banking and Digital Consumer Bank. It is measured with cumulative data since 2019.

Socially responsible investment B (billions of euros)	Subcoefficient β
≥ 102	1.25
≥ 100 but < 102	0 – 1.25A
≥ 53 but < 100	0 – 1A
< 53	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	Funds registered under article 8 and 9 (SFDR) in the EU, including third-party funds and SAM’s Latin American funds that meet equivalent criteria.

iv.	Target regarding the exposure in thermal coal-related power and mining portfolios:

Thermal coal-related power and mining B (billions of euros)	Coefficient 4
≤ 3.8	1.25
< 5.8 but > 3.8	1 – 1.25A
= 5.8	1
> 5.8	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	Credit risk exposure with customers affected by the thermal coal 2030 phase-out target: power generation customers with more than 10% of revenues coming from thermal coal and thermal coal-mining customers.

Each of the four Responsible Banking action lines described in sections i to iv above will have the same weight, such that the level of achievement of this Multiyear Objective will be determined by using the following formula:

C = (1/4 x Coefficient 1 + 1/4 x Coefficient 2 + 1/4 x Coefficient 3 + 1/4 x Coefficient 4)

where:

▪	“Coefficient 3” will be determined by using the following formula:

Coefficient 3 = (0.7 x Subcoefficient α) + (0.3 x Subcoefficient β)

Thus, the following formula will be applied to determine the annual amount of the Deferred Portion Subject to Objectives, if any, payable in financial years 2027, 2028 and, if applicable, 2029 (each of these payments, a “Final Annual Payment”), without prejudice to any adjustments that may result from malus clauses:

Final Annual Payment = Amt. x (2/5 x A + 2/5 x B + 1/5 x C)

where:

▪	“Amt.” means half or one third of the Deferred Portion Subject to Objectives, depending on the type of Beneficiary, i.e. depending on whether the Beneficiary defers for four years or five years.

▪	“A” is the RoTE Coefficient according to the scale and terms and conditions in paragraph A above based on the achievement of the return on tangible equity target in 2025.

▪	“B” is the TSR Coefficient according to the scale in paragraph B above based on the relative performance of the TSR of the Bank for the 2023-2025 period with respect to the Peer Group.

▪	“C” is the coefficient resulting from adding up the weighted coefficients for each of the four responsible banking commitments by 2025, as set forth in paragraph C above.

▪	Assuming in any case that if “(2/5 x A + 2/5 x B + 1/5 x C)” yields a figure greater than 1.25, 1.25 shall be applied as the multiplier.

The executive committee and any director with delegated powers may, by delegation of authority of the board of directors of Banco Santander, by way of example only:

(i)	specify and interpret the resolutions of the board of directors, and may adapt them, without affecting their basic content, to the new circumstances that may arise, including, in particular, adapting the delivery mechanisms, without altering the maximum number of shares or options thereon linked to the Plan or the basic conditions upon which the delivery thereof is made contingent, which may include the substitution of the delivery of shares and of share options with the delivery of options or shares, respectively, or of equivalent amounts in cash, or the alteration of the mechanisms for net delivery of shares or options on shares under the procedures that are established for the payment of taxes or when so required for regulatory, tax, operational or contractual reasons.[6] In addition, they may adapt the aforementioned plan (including the adjustment or removal of any metrics and achievement scales for the Multiyear Objectives, the inclusion of additional targets for the delivery of any deferred amount of the Award or the increase of the Deferred Percentages or of the Deferral Period) to any mandatory regulations or administrative interpretation that may prevent the implementation thereof on the approved terms;

(ii)	set, without altering the maximum amount of the Award to be delivered in shares or options, which executives or employees are Beneficiaries of the Plan; apply the measures and mechanisms that may be appropriate to compensate for the dilution effect, if any, that may occur as a result of corporate transactions or distributions to shareholders while the shares have not been delivered to the Beneficiaries; and, in the event that the maximum amount distributable in shares or options to be delivered to the Beneficiaries of the Plan is exceeded, authorise the deferral and payment of the excess in options or shares, respectively or, in case of both limits being exceeded, authorise the deferral and payment of the excess in cash;

1 In addition, it would also be possible to deliver shares, quotes (participaciones), options or any other instruments based on the value of the shares or quotes (participaciones) of other subsidiaries of the Santander Group, listed or not-listed, in accordance with the resolutions passed by the Bank at any given moment.

(iii)	extend the deferral period in the jurisdiction or jurisdictions where so required and in respect of all or part of the Beneficiaries of the Award in order to adapt to the applicable regulations in force at any given time or to the requirements of the competent authority, making such adjustments as may be necessary to adapt the Award to the new deferral period.

(iv)	adjust positively or negatively, following a proposal of the remuneration committee, the level of achievement of the Multiyear Objectives when regulatory changes, inorganic transactions, material changes to the Group’s composition or size or other extraordinary circumstances (such as impairments, legal changes, corporate transactions, share buy-back programmes or restructuring procedures) have occurred which affect the suitability of the metric and achievement scale established in each case and resulting in an impact not related to the performance of the executives being evaluated;

(v)	approve, where applicable, the engagement of one or more internationally recognised third parties to verify the achievement of the Multiyear Objectives. In particular, and merely by way of example, it may ask such third parties: to obtain, from appropriate sources, the data upon which the calculations of TSR are to be based; to perform the calculations of the TSR of the Bank and the TSRs of the entities within the Peer Group; to compare the Bank’s TSR with the TSRs of the entities within the Peer Group; and to provide advice on the decision as to how to act in the event of unexpected changes in the Peer Group that may require adjustments to the rules for comparison among them or on the amendment of the Peer Group in light of objective circumstances that justify such amendment (such as inorganic transactions or other extraordinary circumstances); and

(vi)	develop and specify the conditions upon which the receipt by the Beneficiaries of the corresponding shares, options on shares or deferred amounts is contingent, as well as determine whether, according to the Plan, the conditions upon which the receipt by the Beneficiaries of the respective shares, options on shares or cash amounts is made contingent have been fulfilled, with the power to modulate the cash amounts and the number of shares and options on shares to be delivered depending on the existing circumstances, all following a proposal of the remuneration committee.

Furthermore they have the power to develop, amend, alter or adapt the terms and conditions of the Eighth Cycle of the Deferred Multiyear Objectives Variable Remuneration Plan, as well as to substitute the above powers in favour of the person responsible for Human Resources of the Group, the general secretary or the global director of compensation of the Group.

4. FUNCTIONING OF THE PLAN

The Award for the financial year 2023 shall be paid according to the following percentages, depending on when the payment is made and on the remuneration level of the Beneficiary (the “Immediate Payment Percentage”, to identify the portion which payment is not deferred, and the “Deferred Percentage”, to identify the portion which payment is deferred):

	Immediate Payment Percentage	Deferred Percentage (*)	Deferral Period (*)	Deferred Portion Subject to Objectives (*)
Members of senior management(****) and those Beneficiaries whose target(**) total variable remuneration is ≥ €2.7 mill. (***)	40%	60%	5 years	Last 3 years (3/5 of Deferred Percentage)
Remaining members of senior management(****) and those Beneficiaries whose target(**) total variable remuneration is ≥ €1.7 mill. (< €2.7 mill.). (***)	50%	50%	5 years	Last 3 years (3/5 of Deferred Percentage)
Rest of Beneficiaries. (***)	60%	40%	4 years	Last 2 years (2/4 of Deferred Percentage)

(*)	In certain countries, the deferral percentage and the deferral period may also be different to comply with applicable local regulations or with the requirements of the competent authority in each case. Similarly, the deferred part subject to objectives can be applied to years that are not the last ones, but not before the third year.

(**)	Benchmark variable remuneration for an standard achievement (100% of the objectives).

(***)	For the purposes of the assignation of a Beneficiary of the eighth cycle to the corresponding category, for those variable remunerations not denominated in euros, it will be taken into account the exchange rate average at closing corresponding to the last fifteen trading sessions prior to the Friday (exclusive) of the previous week to the date on which the board of directors agreed the variable remuneration of the Bank’s executive directors for 2022 (31 January 2023).

(****)	For the purposes of these Regulations, senior management comprises all the members included in Banco de España’s Register of senior officers.

Taking into account the foregoing, the Award for financial year 2023 of the Beneficiaries of this eighth cycle will be paid as follows:

(i)	In 2024, depending to the group to which they belong, each Beneficiary shall receive the Immediate Payment Percentage that corresponds to their group (the “Initial Date”, understood as the specific date at which the Immediate Payment Percentage is paid).

(ii)	Payment of the Deferred Percentage corresponding to each group shall be deferred for a period of 4 or 5 years (the “Deferral Period”), and shall be made in fourths or fifths within thirty days of the anniversary of the Initial Date in the years 2025, 2026, 2027, 2028 and, where applicable, 2029 (the “Anniversaries”), provided all requirements and conditions detailed in these Regulations, and, where applicable, in the Supplementary Regulations, are fulfilled.

(iii)	The deferred portion shall be divided in four or five parts (each one an “Annual Payment”), which will determine the maximum amount to be paid, if applicable, on each of the Anniversaries.

(iv)	Each of the payments to be made (either on the Initial Date and on the Anniversaries) will be made 50% in cash and 50% in instruments. The portion of Award to be paid in instruments shall be paid, at the choice of the Beneficiary and no later than the deadline set for such purpose by the Global Compensation function, only in Santander shares or by halves in Santander shares and in options on Santander shares.

(v)	The Beneficiaries may not directly or indirectly hedge the Santander shares that they receive pursuant to the foregoing sections before delivery thereof. They may likewise not transfer them or directly or indirectly hedge the shares for one year as from the delivery thereof. In addition, if the Beneficiary has opted to receive part of the Award in options on Santander shares, the Beneficiary will be unable to carry out the actions provided for in this paragraph in relation to the options or exercise the options within one year following their delivery.

(vi)	On the occasion of each payment of the deferred amount in cash, and subject to the same requirements, it will be possible to pay to the Beneficiary in cash an amount corresponding to the adjustment of the deferred amount to the inflation calculated from the Initial Date and until the date on which each corresponding cash amount is paid, applying for these purposes the variation rate of the Consumer Price Index (Índice de Precios de Consumo) published by the National Institute of Statistics of Spain (Instituto Nacional de Estadística) between the date of accrual of the deferred cash amount and its payment date or the latest figure available on this last date. In countries different to Spain, the rate used will be the variation rate of the equivalent index published by the competent authority in each case or other mechanisms that reflect the same effect.

(vii)	All payments will be made after applying any withholding or payment on account applicable at any time.

5. DELIVERY OF SHARES AND SHARE OPTIONS

The total aggregate amount of the Award that the Beneficiaries can receive is limited to the maximum amount approved by the board of directors (hereinafter, “Maximum Amount of the Award”). The Award will be 50% in cash and 50% in instruments. The portion of Award to be paid in instruments shall be paid, at the choice of the Beneficiary and no later than the deadline set for such purpose by the Global Compensation function, only in Santander shares or by halves in Santander shares and in options on Santander shares.

The board of directors, the executive committee and any director with delegated powers, as appropriate, will determine the amount of variable remuneration to be received by each Beneficiary of the Award. Concerning the delivery of shares and options on shares, such decision shall take into account that in aggregate the amounts to be received by the Beneficiaries shall respect both the maximum amount of the Award to be delivered in shares (as approved by the board of directors) to the Beneficiaries of this Award (the “Maximum Amount of the Award Distributable in Shares” or “MAADS”; and, within this maximum, the specific amount to be awarded to each of the Beneficiaries, the “Individual Amount of the Award Distributable in Shares” or “IAADS”) and the maximum amount of the Award to be delivered in share options (as approved by the board of directors) to the Beneficiaries of this Award (the “Maximum Amount of the Award Distributable in Share Options” or “MAADSO”; and, within this maximum, the specific amount to be awarded to each of the Beneficiaries, the “Individual Amount of the Award Distributable in Share Options” or “IAADSO”).

The number of shares corresponding to each Beneficiary, for both immediate and deferred payments, shall be calculated taking into account the average weighted daily volume of the average weighted listing prices of the shares of Santander for the fifty trading sessions prior to the Friday (exclusive) of the previous week to the date on which the board of directors agrees on the Award for the Bank’s executive directors for the financial year 2023 (the “2024 Listing Price”). Information from the stock exchange with the largest trading volume will be used to determine the listing price of the share.

The number of shares of Santander that may be delivered to each Beneficiary under this Award (the “Individual Award in Shares” or “IAS”), will be determined by applying the following formula:

The final number of shares to be delivered to each Beneficiary shall take into account the amount resulting from the application of the relevant taxes (withholdings or payments on account) in accordance with the procedure set forth in the following section (Shares and share options delivery mechanism).

Regarding share options, each option will have one Santander share as the underlying asset and the exercise price of each option will be equal to the 2024 Listing Price.

The number of share options to be delivered to each Beneficiary, for both immediate and deferred payments, shall be calculated taking into account the fair value (“FV”) calculated according to general applicable accounting rules (IFRS - International Financial Reporting Standards) for share-based payments as of the options grant date, this is the Initial Date, which will be a fraction of the 2024 Listing Price. In particular, the number of options on shares that may be delivered to each Beneficiary under this Award (the “Individual Award in Share Options” or “IASO”) will be determined by applying the following formula:

The share options may be exercised one year after the time each share option is delivered and until the seventh anniversary of the Initial Date, subject in any event to any restrictions the applicable regulations may provide from time to time. Settlement of the options upon exercise may take place (i) by cash settlement of the difference between the strike price for the option and the applicable Santander share market price at the time of exercise, or (ii) through the transfer of the options to the Bank, which will acquire them at fair value. Any variable components of total remuneration that will be paid to each member of the Identified Staff in connection with the financial year 2023 shall be subject to the limits generally applicable for the variable remunerations of the Identified Staff.

When the Award has been set in a currency other than the euro, the applicable immediate and deferred amounts shall be converted into euro at the average closing exchange rate relating to the last fifteen trading sessions prior to the Friday (exclusive) for the week prior to 30 January 2024, the date on which the board of directors of Banco Santander plans to agree on the 2023

Incentive for executive directors. Subsequently, the number of shares to be delivered will be calculated on the terms indicated above.

Shares and option shares delivery mechanism

As indicated above, the Award will be paid partly in cash, partly in shares and, if applicable and at the decision of the Beneficiary, partly in share options, the payment of which (or, in the case of share options, the exercise period) will be partly deferred in accordance with the provisions of these Regulations.

The shares shall be delivered through technical mechanisms (securities account, deposit, etc.) as appropriate in each case, and in all cases any applicable taxes and expenses shall be borne by the Beneficiary. The withholding or payment on account on the remuneration in kind entailed by the delivery of shares or any other tax relating thereto shall be calculated by applying the legislation prevailing at the time of effective delivery. The Beneficiary authorises the employing entity and the Bank to sell, prior to delivery, the shares necessary to proceed with the corresponding withholding or payment on account, as well as for the payment of any other applicable taxes, subsequently receiving the amount of shares net of such amounts.

As appropriate, shares may be delivered by the employing entity, or failing this, when justified by circumstances, by Banco Santander or by another company in its Group, using old or new shares, already available or obtained from third parties. Likewise, if it is required or advisable for any statutory or regulatory reasons or any other reasons of a similar nature, it will be possible to substitute the delivery of shares with cash payments of equivalent value (on the end date of the retention period applicable to each delivery of shares under the eighth cycle) or change the mechanisms of net delivery of shares in light of the procedures to be implemented for the payment of taxes.

The substitution of the delivery of shares of Banco Santander with the delivery of shares of local listed subsidiaries of the Santander Group may also be agreed, all in the terms and circumstances set out in these Regulations and, if applicable, the corresponding Supplementary Regulations.

Regarding share options, exercising options may be allowed at any time after one year from the delivery thereof has elapsed, and until the seventh anniversary of the Initial Date:

–	If the share options are exercised through the settlement by differences between the strike price and the market price of the Santander share at the moment of exercise, the resulting amount will be paid in cash. The Group’s human resources committee may regulate any mechanisms necessary or convenient to implement such exercise, including the procedure for determination of the applicable share market price, or empower the corresponding local bodies or individuals to arrange for said decisions. The amount resulting from such settlement shall be subject to withholding or payment on account, and the Beneficiary shall receive the net amount.

–	If the share options are exercised through its sale to the Bank, the Beneficiary will receive the fair value of the options at that time. The Group’s human resources committee may regulate any mechanisms necessary or convenient to implement such transfer, including the procedure for determination of the applicable price to be paid by the Bank, or empower the corresponding local bodies or individuals to arrange for said decisions. The amount resulting from the transfer shall be subject to withholding or payment on account, and the executive director shall receive the net amount.

Adjustments

In the event of a change in the number of shares due to a decrease or increase in the par value of the shares or a transaction with an equivalent effect, the number of shares and the conditions of the exercise of the share options to be delivered will be modified so as to maintain the percentage of the total share capital represented by those shares.

6. PERMANENCE AND OTHER CONDITIONS

In addition to continuity of the Beneficiary within the Santander Group, the accrual of all the Annual Payments is subject to none of the circumstances which may give rise to the application of malus provisions set forth from time to time in the malus and clawback chapter of the Group’s remuneration policy arising during the period prior to each of the deliveries. Furthermore, any Award amounts which have already been paid will be subject to their potential recovery (clawback) by the Bank in the events and during the time periods provided for in the aforementioned policy from time to time, and subject to the terms and conditions provided therein.

Malus and clawback provisions are triggered in the event of poor financial performance of the institution as a whole or of a specific division or area thereof or of the exposures from staff as a result of an executive(s)’s management of, at least, one of these factors:

Category	Factors
Risk	Significant failures in risk management by Banco Risk Santander, or by a business or risk control unit
Capital	An increase in capital requirements at the Banco Santander or one of its business units not Capital planned at the time that exposure was generated
Regulation and internal codes	Regulatory penalties or legal convictions for events that might be attributable to the unit or Regulation and staff responsible for them. In addition, failure to internal codes comply with Banco Santander’s internal codes of conduct
Conduct	Improper conduct, whether individual or collective. Negative effects deriving from the marketing of unsuitable products and the Conduct liability of persons or bodies making such decisions will be considered especially significant

In addition, it will be taken into consideration the expansion of the remuneration policy approved by the board of directors of Banco Santander on its meeting held on 28 November 2023, following the proposal from the remuneration committee of 27 November 2023, to align the internal regulations of Santander Group with the new SEC (US Securities Exchange Commission) regulations on clawback clauses, by including an annex to such policy.

In addition, individual policies for each country may include any other criteria required by applicable legal provisions or local regulators.

The Group’s human resources committee or the corresponding local body will have the power to decide on the application of malus or clawback. Nevertheless, with respect to the remuneration of the members of the Promontorio segment, the human resources committee shall submit its proposal to the remuneration committee for its consideration and subsequent submission to the board for its approval. In light of the above, the board of directors, following a proposal by the remuneration committee, or the human resources committee or the relevant local body, as applicable, and depending on the extent to which these conditions have been met, shall in each case determine the specific amount of the deferred retribution to be paid. In any event, the application of malus or clawback will be assessed by Banco Santander’s remuneration committee pursuant to the provisions of paragraph 4.(e) of section 19 of the rules and regulations of the board and of the aforementioned chapter of the Group remuneration policy. In each case, the related tax treatment according to the prevailing legislation will be applied.

When a situation arises that justifies the application of malus and clawback clauses, upon the request of the Santander Group entity that granted the Award to the Beneficiary, the corresponding Award amounts will be reduced or recovered, even if the Beneficiary(i) has ceased to provide services within Santander Group or (ii) is currently employed by a different Santander Group entity than the one that granted the Incentive, in which case, said reduction or recovery can be carried out through the new entity (cross recovery), and the amounts to be reduced or recovered may also be deducted from other incentives granted by Santander Group to the Beneficiary.

Likewise, following each delivery of shares or, if applicable, options, the Beneficiary’s rights are also contingent upon compliance with the other rules governing the Plan as set out in these Regulations and, where applicable, in the Supplementary Regulations, specifically, with regard to any shares and share options delivered to the Beneficiary, the aforementioned obligations to refrain from (a) directly or indirectly hedging them before delivery; and (b) directly or indirectly transferring or hedging them for one year as from each delivery of shares and share options.

Conditions relating to permanence in the Group:

When termination of the relationship with Banco Santander or another entity of the Santander Group is due to retirement, early retirement or pre-retirement of the Beneficiary, for a termination judicially declared to be improper, unilateral separation for good cause by an employee (which includes, in any case, the situations set forth in section 10.3 of Royal Decree 1382/1985 of 1 August governing the special relationship of senior management, for the persons subject to these rules), permanent disability or death, or as a result of an employer other than Banco Santander ceasing to belong to the Santander Group, as well as in those cases of mandatory redundancy, the right to delivery of the shares, cash amounts that have been deferred and, if applicable, options on shares, as well as, where appropriate, the amounts derived from the inflationary adjustment of the deferred amounts in cash, shall remain under the same conditions in force as if none of such circumstances had occurred.

In the event of death, the right shall pass to the successors of the Beneficiary.

In cases of justified temporary leave due to temporary disability, suspension of the contract of employment due to maternity or paternity, or leave to care for children or a relative, there shall be no change in the rights of the Beneficiary.

If the Beneficiary goes to another company of the Santander Group (including through international assignment and/or expatriation), there shall be no change in the rights thereof.

If the relationship terminates by mutual agreement or because the Beneficiary obtains a leave not referred to in any of the preceding paragraphs, the terms of the termination or temporary leave agreement shall apply.

None of the above circumstances shall give the right to receive the deferred amount in advance except where necessary to comply with mandatory regulations or, where appropriate, to avoid a conflict of interest. If the Beneficiary or the successors thereof maintain the right to receive deferred remuneration in cash, shares, and, if applicable, options on shares, as well as, where appropriate, the amounts derived from the inflationary adjustment of the deferred amounts in cash, such remuneration shall be delivered within the periods and upon the terms set forth in these Regulations.

Conditions relating to the Bank’s capital and liquidity position and the macroeconomic situation

Each of the payments under the Regulations is also conditional upon the corresponding body at the Bank verifying in advance that (i) such payments do not put the Bank’s capital or liquidity position at risk in accordance with the capital or liquidity targets set at any given time; and (ii) it is not advisable to make such payments or, where appropriate, they should be reduced owing to adverse macroeconomic or risk-generating circumstances.

7. ADMINISTRATION OF THE PLAN

Banco Santander’s board and, by delegation, the executive committee and any director with delegated powers, has the necessary powers to administer the Plan, notwithstanding the possibility of authorising the appropriate bodies or departments to carry out specific tasks related thereto, and any materialisation of decisions requiring the participation of bodies or departments of the various institutions whose employees include Beneficiaries. All without prejudice to the powers of attorney or other entitlements that may exist in relation thereto.

Specifically, the board and, by delegation, the executive committee and any director with delegated powers, may interpret the provisions of these Regulations and the Supplementary Regulations and adapt them to any new circumstances that may arise, without altering the basic content of the agreements of the board of directors and general meeting, the maximum aggregate number of shares and share options associated to the Plan, or the essential conditions on which their delivery depends, all in the terms set out in these Regulations and in the corporate agreements adopted in relation to this Plan. The Group’s human resources committee, as part of its task to supervise and implement these Regulations and the Supplementary Regulations, may interpret the contents thereof when any such interpretation is required so as to allow an appropriate administration of the Plan.

8. GENERAL PROVISIONS

This Plan and, consequently, the status of Beneficiary to whom it applies, solely and exclusively gives rise to the expectations and rights stipulated in these Regulations and, where applicable, in the Supplementary Regulations, in the terms established therein.

REGULATIONS FOR THE EIGHTH CYCLE OF THE DEFERRED MULTIYEAR OBJECTIVES
VARIABLE REMUNERATION PLAN OF THE EXECUTIVE DIRECTORS

1. INTRODUCTION AND SUBJECTIVE SCOPE

Following a proposal by the remuneration committee, these regulations (the "Regulations") were approved by the board of Banco Santander, S.A. ("Banco Santander" or the "Bank") at its meeting held on 28 November 2023, in execution of (i) the agreement of the board dated 23 February 2023, which approved the Eighth Cycle of the Deferred Multiyear Objectives Variable Remuneration Plan (hereinafter, the "Deferred Multiyear Objectives Variable Remuneration Plan", the “Plan” or the “Eighth Cycle of the Deferred Multiyear Objectives Variable Remuneration Plan”) as part of the 2023 Variable Remuneration Policy; and (ii) resolution Six D adopted by the ordinary general meeting of shareholders held on 31 March 2023, which approved the implementation of the Plan, as regards the inclusion of executive directors of the Bank as beneficiaries.7

The purpose of this eighth cycle of the Plan is (a) to defer a portion of the Incentive over a period of four or five years8, depending on the category to which the Beneficiary belongs (as defined below), subject to the non-occurrence of certain circumstances, (b) linking, in turn, part of such amount to the performance of the Bank over a multi-year period. Payments under the eighth cycle of the Plan will be made 50% in cash and 50% in instruments (RSUs under PagoNxt, S.L. incentive plan, Banco Santander shares and, if applicable, options on Banco Santander shares), all in accordance with the rules approved for this purpose by the board of directors of the Bank and, in relation to the executive directors, by the general shareholders’ meeting of the Bank.

The Eighth Cycle of the Deferred Variable Remuneration Plan Linked to Multi-Year Objectives will be applied in relation to the Incentive9 (hereinafter, the "Incentive") corresponding to financial year 2023 of the executive directors of Banco Santander and the Group Promontorio executives (hereinafter, the "Beneficiaries"), all belonging to the so-called "Identified Collective" or "Material Risk Takers" (i.e., categories of personnel whose professional activities have a significant impact on the risk profile of the institution in accordance with article 32.1 of Law 10/2014 of 26 June 2014 on the Regulation, Supervision and solvency of credit institutions and its complementary regulations10). The identification of the employees with the status of

7 Terms in upper case that are not defined in these Regulations shall have the meaning ascribed to them in the terms of the resolutions of the board of directors and the general meeting, as well as in the directors’ report accompanying the proposed resolution approved by the general meeting.

8 In certain countries, the deferral period may be different to comply with local regulations or with the requirements of the competent authority in each case.

9 For the purposes of these Regulations, the term "Incentive" refers to the variable remuneration allocated to an individual in financial year 2023 for the period corresponding to his or her membership of the Identified Collective. It also includes any extraordinary variable remuneration, if any, granted to certain Beneficiaries in relation to such period and subject to the rules of these Regulations, with the adaptations applicable in each case.

10 Commission Delegated Regulation (EU) No 2021/923 of 25 March 2021 supplementing Directive 2013/36/EU of the European Parliament and of the Council as regards regulatory technical standards laying down the criteria for the definition of managerial responsibilities, control functions, significant business units and the material impact on the risk profile of a significant business unit, and establishing the criteria for determining the staff members or categories of staff whose professional activities have an impact on the institution's risk profile comparable in significance to that of members of staff or categories

"Identified Collective" and of the Beneficiaries of the Plan is the responsibility of the corporate Human Resources area, in accordance with the policy approved by Banco Santander's board of directors for this purpose.

The application of the Deferred Multiyear Objectives Variable Remuneration Plan to the executive directors of Banco Santander is governed by the Regulations. For clarification purposes, it should be noted that the application of the Eighth Cycle of the Deferred Variable Remuneration Plan Linked to Multi-Year Objectives to other Beneficiaries other than the Bank's executive directors is governed by another regulation also approved by the board of directors (the "REGULATION OF THE EIGHTH CYCLE OF THE DEFERRED VARIABLE REMUNERATION PLAN LINKED TO MULTI-YEAR OBJECTIVES").

For the purposes of these Regulations, the Santander Group is understood as the group composed at any time of Banco Santander and any of its fully consolidated entities.

2. SETTING THE AWARD

The maximum amount of the 2023 Award for each executive director will be set based on their reference or objective award and taking into account the additional quantitative metrics and qualitative factors stipulated.

In any case, the variable components of the total remuneration that may be awarded to each executive director in respect of the financial year 2023 may not exceed 200% of the fixed portion of their remuneration, as approved by the general meeting on 31 March 2023 under item Six C of the agenda.

The status of Beneficiary and the maximum amount of Award that each executive director is eligible to receive, in accordance with these Regulations, shall be individually notified.

The potential delivery of a particular percentage of the maximum amount of Award of executive directors shall be deferred for 5 years, and, in turn, the accrual of a portion of such deferred amounts, in particular, the third, fourth and fifth annuity (the “Deferred Portion Subject to Objectives”)- is subject to the compliance of certain objectives referring to the 2023-2025 period (the “Multiyear Objectives”) and to the metrics and scales associated with such Multiyear Objectives, as described below. Once ended the 2025 financial year, the board will be able to set, following a proposal by the remuneration committee, the maximum amount of each annual payment of the Deferred Portion Subject to the Objectives.

Multiyear Objectives, metrics and compliance scales:

of personnel referred to in Article 92(3) of that Directive. In addition, the Group's policy and procedure for determining the Identified Staff, as well as any other regulatory or corporate criteria of a particular country, are applied in determining the Identified Staff.

D.	Achievement of the return on tangible equity (“RoTE”) target of the Bank in 2025. The RoTE coefficient corresponding to this target will be obtained from the following table:

RoTE in 2025
(%)	RoTE Coefficient
≥ 17%	1.5
≥ 14% but < 17%	0 – 1.5A
< 14%	0
A.	Straight-line increase in RoTE Coefficient based on the specific percentage of RoTE in 2025, within this bracket of the scale.

E.	Relative performance of the Bank’s TSR for the 2023-2025 period compared to the weighted TSRs of a peer group of 9 credit institutions.

For these purposes:

-	“TSR” means the difference (expressed as a percentage) between the final value of an investment in ordinary shares of the Bank and the initial value of that investment, taking into account that for the calculation of such final value, dividends or other similar items received by the shareholder due to such investment during the corresponding period of time will be considered as if they had been invested in more shares of the same class on the first date on which the dividend or similar item is payable to the shareholders and at the average weighted listing price on said date. To calculate TSR, the average weighted daily volume of the average weighted listing prices for the fifteen trading sessions prior to 1 January 2023 (excluded) (for the calculation of the initial value) and for the fifteen trading sessions prior to 1 January 2026 (excluded) (for the calculation of the final value) will be taken into account.

-	“Peer Group” means the group made up of the following 9 financial institutions: BBVA, BNP Paribas, Citi, Crédit Agricole, HSBC, ING, Itaú, Scotiabank and Unicredit.

For this TSR metric, the following achievement scale is established:

TSR Position of the Bank	TSR Coefficient
Achievement of percentile 100	1.5
Between percentiles 75 and 100 (not including the latter)	1 – 1.5A
Between percentiles 40 and 75 (not including the latter)	0.5 – 1A
Below percentile 40	0
A.	Proportional increase in TSR coefficient according to the number of positions moved up in the ranking within this bracket of the scale.

F.	Level of Group progress on the Responsible banking actions lines and associated targets, measured through the following metrics related to environmental, social and corporate governance (ESG) matters:

i.	Target regarding women in management positions at the Promontorio, Faro and Solaruco corporate segments at year-end 2025:

% of women in management positions B	Coefficient 1
≥ 36%	1.25
≥ 35% but < 36%	1 – 1.25A
≥ 29.3% but < 35%	0 – 1A
< 29.3%	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	The executives include the three top corporate segments and represent approximately 1% of the total payroll.

ii.	Target regarding financial inclusion between 2019 and 2024:

Financial inclusion B (millions)	Coefficient 2
≥ 6	1.25
≥ 5 but < 6	1 – 1.25A
≥ 3 but < 5	0 – 1A
< 3	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	Banking proposals for unbanked and underbanked regarding access to basic financial services (i.e.: cash-in/cash-out services in remote locations) or tailored finance (i.e.: for micro-entrepreneurs to set up or grow a business or customers in financial distress).

iii.	Green financing and socially responsible investment target, which will be measured in turn based on compliance with the following two metrics, the first being weighted 70% and the second 30% for purposes of measuring this target (and, thus, the Coefficient 3 as detailed below):

Green financing between 2019 and 2025 B (billions of euros)	Subcoefficient α
≥ 240	1.25
≥ 220 but < 240	1 – 1.25A
≥ 160 but < 220	0 – 1A
< 160	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	Grupo Santander's contribution to green business: SCIB, Retail & Commercial banking and Digital Consumer Bank. It is measured with cumulative data since 2019.

Socially responsible investment B (billions of euros)	Subcoefficient β
≥ 102	1.25
≥ 100 but < 102	0 – 1.25A
≥ 53 but < 100	0 – 1A
< 53	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	Funds registered under article 8 and 9 (SFDR) in the EU, including third-party funds and SAM’s Latin American funds that meet equivalent criteria.

iv.	Target regarding the exposure in thermal coal-related power and mining portfolios:

Thermal coal-related power and mining B (billions of euros)	Coefficient 4
≤ 3.8	1.25
< 5.8 but > 3.8	1 – 1.25A
= 5.8	1
> 5.8	0
A	Proportional increase in the coefficient according to its position within this bracket of the scale.

B	Credit risk exposure with customers affected by the thermal coal 2030 phase-out target: power generation customers with more than 10% of revenues coming from thermal coal and thermal coal-mining customers.

Each of the four Responsible Banking action lines described in sections i to iv above will have the same weight, such that the level of achievement of this Multiyear Objective will be determined by using the following formula:

C = (1/4 x Coefficient 1 + 1/4 x Coefficient 2 + 1/4 x Coefficient 3 + 1/4 x Coefficient 4)

where:

▪	“Coefficient 3” will be determined by using the following formula:

Coefficient 3 = (0.7 x Subcoefficient α) + (0.3 x Subcoefficient β)

Thus, the following formula will be applied to determine the annual amount of the Deferred Portion Subject to Objectives, if any, payable in financial years 2027, 2028 and 2029 (each of these payments, a “Final Annual Payment”), without prejudice to any adjustments that may result from malus clauses:

Final Annual Payment = Amt. x (2/5 x A + 2/5 x B + 1/5 x C)

where:

▪	“Amt.” means one third of the Deferred Portion Subject to Objectives.

▪	“A” is the RoTE Coefficient according to the scale and terms and conditions in paragraph A above based on the achievement of the return on tangible equity target in 2025.

▪	“B” is the TSR Coefficient according to the scale in paragraph B above based on the relative performance of the TSR of the Bank for the 2023-2025 period with respect to the Peer Group.

▪	“C” is the coefficient resulting from adding up the weighted coefficients for each of the four responsible banking commitments by 2025, as set forth in paragraph C above.

▪	Assuming in any case that if “(2/5 x A + 2/5 x B + 1/5 x C)” yields a figure greater than 1.25, 1.25 shall be applied as the multiplier.

Banco Santander’s board and, by delegation of authority, the executive committee and any director with delegated powers, may, by way of example:

(vii)	specify and interpret the resolutions of the general shareholders and board meetings, and may adapt them, without affecting their basic content, to the new circumstances that may arise, including, in particular, adapting the delivery mechanisms, without altering the maximum number of shares and share options linked to the Plan or the basic conditions upon which the delivery thereof is made contingent, which may include the substitution of the delivery of shares and share options with the delivery of options or shares, respectively, or of equivalent amounts in cash, or the alteration of the mechanisms for net delivery of shares and share options under the procedures that are established for the payment of taxes or when so required for regulatory, tax, operational or contractual reasons.[11] In addition, they may adapt the aforementioned plan (including the adjustment or removal of any metrics and achievement scales for the Multiyear Objectives, the inclusion of additional targets for the delivery of any deferred amount of the Award or the increase of the Deferred Percentages or of the Deferral Period) to any mandatory regulations or administrative interpretation that may prevent the implementation thereof on the approved terms;

(viii)	set, without altering the maximum amount of the Award to be delivered in shares or share options, apply the measures and mechanisms that may be appropriate to compensate for the dilution effect, if any, that may occur as a result of corporate transactions or distributions to shareholders while the shares have not been delivered to the executive directors and, in the event that the maximum amount distributable in shares and options to be delivered to the executive directors under the Plan is exceeded, authorise their deferral and payment in options or shares, respectively, of the excess or, if both limits are exceeded, authorise the deferral and payment of the excess in cash;

(ix)	extend the deferral period in order to adapt to the applicable regulations in force at any given time or to the requirements of the competent authority, making such adjustments as may be necessary to adapt the Award to the new deferral period.

11 In addition, it would also be possible to deliver shares, quotes (participaciones), options or any other instruments based on the value of the shares or quotes (participaciones) of other subsidiaries of the Santander Group, listed or not-listed, in accordance with the resolutions passed by the Bank at any given moment.

(x)	adjust positively or negatively, following a proposal of the remuneration committee, the level of achievement of the Multiyear Objectives when regulatory changes, inorganic transactions, material changes to the Group’s composition or size or other extraordinary circumstances (such as impairments, legal changes, corporate transactions, share buy-back programmes or restructuring procedures) have occurred which affect the suitability of the metric and achievement scale established in each case and resulting in an impact not related to the performance of the executive directors;

(xi)	approve, where applicable, the engagement of one or more internationally recognised third parties to verify the achievement of the Multiyear Objectives. In particular, and merely by way of example, it may ask such third parties: to obtain, from appropriate sources, the data upon which the calculations of TSR are to be based; to perform the calculations of the TSR of the Bank and the TSRs of the entities within the Peer Group; to compare the Bank’s TSR with the TSRs of the entities within the Peer Group; and to provide advice on the decision as to how to act in the event of unexpected changes in the Peer Group that may require adjustments to the rules for comparison among them or on the amendment of the Peer Group in light of objective circumstances that justify such amendment (such as inorganic transactions or other extraordinary circumstances); and

(xii)	develop and specify the conditions upon which the receipt by the executive directors of the corresponding shares, options on shares or deferred amounts is contingent, as well as determine whether, according to the Plan, the conditions upon which the receipt by the executive directors of the respective shares, options on shares or cash amounts is made contingent have been fulfilled, with the power to modulate the cash amounts and the number of shares and options on shares to be delivered depending on the existing circumstances, all following a proposal of the remuneration committee.

Furthermore and as regards matters that are part of its area of authority, the board of directors has the power to develop, amend, alter or adapt the terms and conditions of the Eighth Cycle of the Deferred Multiyear Objectives Variable Remuneration Plan, as well as to substitute the above powers in favour of the person responsible for Human Resources of the Group, the general secretary or the global director of compensation of the Group.

3. FUNCTIONING OF THE PLAN FOR EXECUTIVE DIRECTORS

The Award for the financial year 2023 shall be paid to the executive directors of the Bank as follows:

–	40% of the Incentive shall be paid without deferral (the "Immediate Payment Percentage").

–	60% of the Incentive shall be subject to a deferral period of 5 years (the "Deferral Percentage"), with the payment of the last 3 years (i.e., three-fifths of the Deferral Percentage) being conditional, in turn, upon the objectives for the period 2023-2025 described in section 2 above (Setting of the executive directors' Incentive).

Taking into account the foregoing, the Award for financial year 2023 of the executive directors will be paid as follows:

(i)	In 2024, each executive director shall receive the Immediate Payment Percentage (the “Initial Date”, understood as the specific date at which the Immediate Payment Percentage is paid).

(ii)	Payment of the Award Deferred Percentage shall be deferred for a period 5 years (the “Deferral Period”), and shall be made in fifths within thirty days of the anniversary of the Initial Date in the years 2025, 2026, 2027, 2028 and 2029 (the “Anniversaries”), provided the conditions detailed in these Regulations are fulfilled.

(iii)	The deferred portion shall be divided in five parts (each one an “Annual Payment”), which will determine the maximum amount to be paid, if applicable, on each of the Anniversaries.

(iv)	Each of the payments to be made (either on the Initial Date and on the Anniversaries) will be made 50% in cash and the other 50% in instruments.

(v)	The portion of the Incentive that is paid in instruments will be reduced in the amount resulting from the RSUs that the executive directors are entitled to receive under PagoNxt, S.L. incentive plan, the difference being paid, at the executive director’s choice and no later than the deadline set for such purpose by the Global Compensation function, in Santander shares only or in halves in Santander shares and options on Santander shares.

(vi)	The executive directors may not directly or indirectly, hedge the Santander shares received pursuant to the preceding paragraphs before delivery thereof. They may likewise not transfer them or directly or indirectly hedge the shares for one year as from the delivery thereof. In addition, if the executive director has opted to receive part of the Award in options on Santander shares, the executive director will be unable to carry out the actions provided for in this paragraph in relation to the options or exercise the options within one year following their delivery.

(vii)	Pursuant to the Group’s shareholding policy, the executive directors of Banco Santander may not transfer Santander shares that they receive pursuant to the preceeding paragraphs for three years from the date of delivery thereof, unless the director holds an amount in Santander shares equal to two times the director’s annual fixed remuneration.

(viii)	On the occasion of each payment of the deferred amount in cash, and subject to the same requirements, it will be possible to pay to the executive director in cash an amount corresponding to the adjustment of the deferred amount to the inflation calculated from the Initial Date and until the date on which each corresponding cash amount is paid, applying for these purposes the variation rate of the Consumer Price Index (Índice de Precios de Consumo) published by the National Institute of Statistics of Spain (Instituto Nacional de Estadística) between the date of accrual of the deferred cash amount and its payment date or the latest figure available on this last date. In countries different to

Spain, the rate used will be the variation rate of the equivalent index published by the competent authority in each case or other mechanisms that reflect the same effect.

(ix)	All payments will be made after applying any withholding or payment on account applicable at any time.

4. DELIVERY OF SHARES AND SHARE OPTIONS

The total aggregate amount of the Award that the executive directors can receive is limited to the maximum amount approved by the general meeting (hereinafter, “Maximum Amount of the Award”). The Award will be 50% in cash and 50% in instruments. The portion of the Incentive that is paid in instruments will be reduced in the amount resulting from the RSUs that the executive directors are entitled to receive under PagoNxt, S.L. incentive plan, the difference being paid, at the executive director’s choice and no later than the deadline set for such purpose by the Global Compensation function, in shares only or in halves in Santander shares and options on Santander shares.

The board of directors or the executive committee, as appropriate, will determine the amount of variable remuneration to be received by each executive director. Concerning the delivery of shares and options on shares, such decision shall take into account that in aggregate the amounts to be received by the executive directors shall respect both the maximum amount of the Award to be delivered in shares (as approved by the general meeting) to the executive directors (the “Maximum Amount of the Award Distributable in Shares for Executive Directors” or “MAADSED”; and, within this maximum, the specific amount to be awarded to each of the executive directors, the “Individual Amount of the Award Distributable in Shares” or “IAADS”) and the maximum amount of the Award to be delivered in share options (as approved by the general meeting) to the executive directors (the “Maximum Amount of the Award Distributable in Share Options for Executive Directors” or “MAADSOED”; and, within this maximum, the specific amount to be awarded to each of the executive directors, the “Individual Amount of the Award Distributable in Share Options” or “IAADSO”).

The number of shares corresponding to each executive director, for both immediate and deferred payments, shall be calculated taking into account the average weighted daily volume of the average weighted listing prices of the shares of Santander for the fifty trading sessions prior to the Friday (exclusive) of the previous week to the date on which the board of directorsagrees on the Award for the Bank’s executive directors for the financial year 2023 (the “2024 Listing Price”). Information from the stock exchange with the largest trading volume will be used to determine the listing price of the share.

The number of shares of Santander that may be delivered to each executive director under this Award (the “Individual Award in Shares” or “IAS”), will be determined by applying the following formula:

The final number of shares to be delivered to each executive director shall take into account the amount resulting from the application of the relevant taxes (withholdings or payments on account) in accordance with the procedure set forth in the following section (Shares and share options delivery mechanism).

Regarding share options, each option will have one Santander share as the underlying asset and the exercise price of each option will be equal to the 2024 Listing Price.

The number of share options to be delivered to each executive director, for both immediate and deferred payments, shall be calculated taking into account the fair value (“FV”) calculated according to general applicable accounting rules (IFRS - International Financial Reporting Standards) for share-based payments as of the options grant date, this is the Initial Date, which will be a fraction of the 2024 Listing Price. In particular, the number of options on shares that may be delivered to each executive director under this Award (the “Individual Award in Share Options” or “IASO”) will be determined by applying the following formula:

The share options may be exercised one year after the time each share option is delivered and until the seventh anniversary of the Initial Date, subject in any event to any restrictions the applicable regulations may provide from time to time.

Settlement of the options upon exercise may take place (i) by cash settlement of the difference between the strike price for the option and the applicable Santander share market price at the time of exercise, or (ii) through the transfer of the options to the Bank, which will acquire them at fair value. Any variable components of total remuneration that will be paid to each member of the Identified Staff in connection with the financial year 2023 shall be subject to the limits generally applicable for the variable remunerations of the Identified Staff.

Shares and share options delivery mechanism

As indicated above, the Award will be paid partly in cash, partly in shares and, if applicable and at the decision of the executive director, partly in share options, the payment of which (or, in the case of share options, the exercise period) will be partly deferred in accordance with the provisions of these Regulations.

The shares shall be delivered through technical mechanisms (securities account, deposit, etc.) as appropriate in each case, and in all cases any applicable taxes and expenses shall be borne bythe executive director. The withholding or payment on account on the remuneration in kind entailed by the delivery of shares or any other tax relating thereto shall be calculated by applying the legislation prevailing at the time of effective delivery. The executive directors authorise the employing entity and the Bank to sell, prior to delivery, the shares necessary to proceed with the corresponding withholding or payment on account, as well as for the payment of any other applicable taxes, subsequently receiving the amount of shares net of such amounts.

As appropriate, shares may be delivered by the employing entity, or failing this, when justified by circumstances, by Banco Santander or by another company in its Group, using old or new shares, already available or obtained from third parties. Likewise, if it is required or advisable for any statutory or regulatory reasons or any other reasons of a similar nature, it will be possible to substitute the delivery of shares with cash payments of equivalent value (on the end date of the retention period applicable to each delivery of shares under the eighth cycle) or change the mechanisms of net delivery of shares in light of the procedures to be implemented for the payment of taxes.

The substitution of the delivery of shares of Banco Santander with the delivery of shares of local listed subsidiaries of the Santander Group may also be agreed, all in the terms and circumstances set out in these Regulations.

Regarding share options, exercising options may be allowed at any time after one year from the delivery thereof has elapsed, and until the seventh anniversary of the Initial Date:

–	If the share options are exercised through the settlement by differences between the strike price and the market price of the Santander share at the moment of exercise, the resulting amount will be paid in cash. The Group’s human resources committee may regulate any mechanisms necessary or convenient to implement such exercise, including the procedure for determination of the applicable share market price, or empower the corresponding local bodies or individuals to arrange for said decisions. The amount resulting from such settlement shall be subject to withholding or payment on account, and the executive director shall receive the net amount.

–	If the share options are exercised through its sale to the Bank, the executive director will receive the fair value of the options at that time. The Group’s human resources committee may regulate any mechanisms necessary or convenient to implement such transfer, including the procedure for determination of the applicable price to be paid by the Bank, or empower the corresponding local bodies or individuals to arrange for said decisions. The amount resulting from the transfer shall be subject to withholding or payment on account, and the executive director shall receive the net amount.

Adjustments

In the event of a change in the number of shares due to a decrease or increase in the par value of the shares or a transaction with an equivalent effect, the number of shares and the conditions of the exercise of the share options to be delivered will be modified so as to maintain the percentage of the total share capital represented by those shares.

5. PERMANENCE AND OTHER CONDITIONS

In addition to continuity of the executive director within the Santander Group, the accrual of all the Annual Payments is subject to none of the circumstances which may give rise to the application of malus provisions set forth from time to time in the malus and clawback chapter of the Group’s remuneration policy arising during the period prior to each of the deliveries. Furthermore, any Award amounts which have already been paid will be subject to their potential recovery (clawback) by the Bank in the events and during the time periods provided for in the aforementioned policy from time to time, and subject to the terms and conditions provided therein.

Malus and clawback provisions are triggered in the event of poor financial performance of the institution as a whole or of a specific division or area thereof or of the exposures from staff as a result of an executive(s)’s management of, at least, one of these factors:

Category	Factors
Risk	Significant failures in risk management by Banco Risk Santander, or by a business or risk control unit
Capital	An increase in capital requirements at the Banco Santander or one of its business units not Capital planned at the time that exposure was generated
Regulation and internal codes	Regulatory penalties or legal convictions for events that might be attributable to the unit or Regulation and staff responsible for them. In addition, failure to internal codes comply with Banco Santander’s internal codes of conduct
Conduct	Improper conduct, whether individual or collective. Negative effects deriving from the marketing of unsuitable products and the Conduct liability of persons or bodies making such decisions will be considered especially significant

In addition, it will be taken into consideration the expansion of the remuneration policy approved by the board of directors of Banco Santander on its meeting held on 28 November 2023, following the proposal from the remuneration committee of 27 November 2023, to align the internal regulations of Santander Group with the new SEC (US Securities Exchange Commission) regulations on clawback clauses, by including an annex to such policy.

In addition, individual policies for each country may include any other criteria required by applicable legal provisions or local regulators.

The Group’s human resources committee will have the power to decide on the application of malus or clawback. Nevertheless, being the remuneration of Banco Santander’s executive directors, the human resources committee shall submit its proposal to the remuneration committee for its consideration and subsequent submission to the board for its approval. In light of the above, the board of directors, following a proposal by the remuneration committee, and depending on the extent to which these conditions have been met, shall in each case determine the specific amount of the deferred retribution to be paid. In any event, the application of malus or clawback will be assessed by Banco Santander’s remuneration committee pursuant to the provisions of paragraph 4.(e) of section 19 of the rules and regulations of the board and of the aforementioned chapter of the Group remuneration policy. In each case, the related tax treatment according to the prevailing legislation will be applied.

When a situation arises that justifies the application of malus and clawback clauses, upon the request of the Santander Group entity that granted the Award to the executive director, the corresponding Award amounts will be reduced or recovered, even if the executive director (i) has ceased to provide services within Santander Group or (ii) is currently employed by a different Santander Group entity than the one that granted the Incentive, in which case, said reduction or recovery can be carried out through the new entity (cross recovery), and the amounts to be reduced or recovered may also be deducted from other incentives granted by Santander Group to the executive director.

Likewise, following each delivery of shares or, if applicable, options, the executive directors’ rights are also contingent upon compliance with the other rules governing the Plan as set out in these Regulations, specifically, with regard to any shares and share options delivered to the Beneficiary, the aforementioned obligations to refrain from (a) directly or indirectly hedging them before delivery; (b) directly or indirectly transferring or hedging them for one year as from each delivery of shares and share options; and, (c) from transferring them for three years from the date of delivery thereof, unless the executive director holds an amount in Santander shares equal to two times the director’s annual fixed remuneration.

Conditions relating to permanence in the Group:

When termination of the relationship with Banco Santander or another entity of the Santander Group is due to retirement, early retirement or pre-retirement of the executive director, for a termination judicially declared to be improper, unilateral separation for good cause by an employee (which includes, in any case, the situations set forth in section 10.3 of Royal Decree 1382/1985 of 1 August governing the special relationship of senior management, for the persons subject to these rules), permanent disability or death, or as a result of an employer other than Banco Santander ceasing to belong to the Santander Group, as well as in those cases of mandatory redundancy, the right to delivery of the shares, cash amounts that have been deferred and, if applicable, options on shares, as well as, where appropriate, the amounts derived from the inflationary adjustment of the deferred amounts in cash, shall remain under the same conditions in force as if none of such circumstances had occurred.

In the event of death, the right shall pass to the successors of the executive director.

In cases of justified temporary leave due to temporary disability, suspension of the contract of employment due to maternity or paternity, or leave to care for children or a relative, there shall be no change in the rights of the executive director.

If the executive director goes to another company of the Santander Group (including through international assignment and/or expatriation), there shall be no change in the rights thereof.

If the relationship terminates by mutual agreement or because the executive director obtains a leave not referred to in any of the preceding paragraphs, the terms of the termination or temporary leave agreement shall apply.

None of the above circumstances shall give the right to receive the deferred amount in advance except where necessary to comply with mandatory regulations or, where appropriate, to avoid a conflict of interest. If the executive director or the successors thereof maintain the right to receive deferred remuneration in cash, shares, and, if applicable, options on shares, as well as, where appropriate, the amounts derived from the inflationary adjustment of the deferred amounts in cash, such remuneration shall be delivered within the periods and upon the terms set forth in these Regulations.

Conditions relating to the Bank’s capital and liquidity position and the macroeconomic situation

Each of the payments under the Regulations is also conditional upon the corresponding body at the Bank verifying in advance that (i) such payments do not put the Bank’s capital or liquidity position at risk in accordance with the capital or liquidity targets set at any given time; and (ii) it is not advisable to make such payments or, where appropriate, they should be reduced owing to adverse macroeconomic or risk-generating circumstances.

6. ADMINISTRATION OF THE PLAN

Banco Santander’s board and, by delegation, the executive committee and any director with delegated powers, has the necessary powers to administer the Plan, notwithstanding the possibility of authorising the appropriate bodies or departments to carry out specific tasks related thereto, and any materialisation of decisions requiring the participation of bodies or departments of the various institutions whose employees include Beneficiaries. All without prejudice to the powers of attorney or other entitlements that may exist in relation thereto.

Specifically, the board and, by delegation, the executive committee and any director with delegated powers, may interpret the provisions of these Regulations and adapt them to any new circumstances that may arise, without altering the basic content of the agreements of the board of directors and general meeting, the maximum aggregate number of shares and options on shares associated to the Plan, or the essential conditions on which their delivery depends, all in the terms set out in these Regulations and in the corporate agreements adopted in relation to this Plan. The Group’s human resources committee, as part of its task to supervise and implement these Regulations, may interpret the contents thereof when any such interpretation is required so as to allow an appropriate administration of the Plan.

7. GENERAL PROVISIONS

In relation to Banco Santander executive directors, this Plan and the status of Beneficiary, solely and exclusively gives rise to the expectations and rights stipulated in these Regulations, in the terms established therein.